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                        Subsidiaries of the Registrant


Embassy Industries, Inc., a New York Corporation

         d/b/a    Embassy Industries, Inc.
                  Franklin Manufacturing Corporation


Florida Pneumatic Manufacturing Corporation, a Florida Corporation

         d/b/a    Florida Pneumatic Manufacturing Corporation
                  Universal Tool
                  Fuji Air Tools
                  Pipemaster
                  Berkley Tool


Green Manufacturing Corporation, Inc. a Delaware Corporation

         d/b/a    Green Manufacturing Corporation, Inc.